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HC2 Holdings, Inc.

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Leading Independent Proxy Firms ISS and Glass Lewis Recommend

HC2 Stockholders Vote “FOR” Rights Offering Proposals

New York, New York – November 12, 2020 – HC2 Holdings, Inc. (“HC2” or the “Company”) (NYSE:HCHC), a diversified holding company, announced today that leading independent proxy advisory firms Institutional Shareholder Services (“ISS”) and Glass Lewis have recommended, in connection with the Company’s current $65 million rights offering (the “Rights Offering”), that HC2 stockholders vote “FOR” both Proposals 1 and 2 at the Company’s Special Meeting of Stockholders to be held on November 20, 2020.

•	Proposal 1 – to increase the number of authorized shares of common stock from 80 million to 160 million (the “Authorized Shares Proposal”).
•	Proposal 2 – to approve the conversion of up to 35,000 shares of Series B preferred stock into common stock in connection with the Rights Offering.

Consummation of the Rights Offering is conditioned upon stockholder approval of the Authorized Shares Proposal. The Company believes that approval of both proposals will help ensure the successful completion of the Rights Offering, which will strengthen the Company’s balance sheet in advance of a potential refinancing of certain of its indebtedness.

HC2 expects to use the proceeds from the Rights Offering for general corporate purposes, including debt service and for working capital.

The Rights Offering will expire at 5:00 p.m., New York City time, on November 20, 2020, unless extended by the Company. The Company may extend the expiration date if stockholder approval of the Authorized Shares Proposal is not obtained on or prior to the previously scheduled expiration date. The Company reserves the right to amend or terminate the rights offering at any time prior to its expiration date.

A copy of the prospectus and prospectus supplement for the rights offering is available to stockholders on the Company’s website and at the website maintained by the U.S. Securities and Exchange Commission (the “SEC”) at www.sec.gov. Holders of shares of common stock in “street name” through a brokerage account, bank or other nominee will not receive physical rights certificates and must instruct their broker, bank or nominee whether to exercise subscription rights on their behalf. For any questions or further information about the rights offering, please call Okapi Partners LLC, the information agent for the Rights Offering, at (855) 208-8902 (toll-free).

Neither the Company nor its Board of Directors has, or will, make any recommendation to stockholders regarding the exercise or sale of rights in the Rights Offering. Stockholders should make an independent investment decision about whether or not to exercise or sell their rights based on their own assessment of the Company’s business and the Rights Offering.

The Rights Offering is being made pursuant to HC2’s effective shelf registration statement on Form S-3, filed with the SEC on September 9, 2020, and a prospectus supplement containing the detailed terms of the Rights Offering filed with the SEC on October 7, 2020. The information in this press release is not complete and is subject to change. This press release shall not constitute an offer to sell or a solicitation of an offer to buy the securities, nor shall there be any offer, solicitation or sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful under the securities laws of such state or jurisdiction. The Rights Offering is being made only by means of a prospectus and a related prospectus supplement, copies of which have been distributed to all eligible stockholders and may also be obtained free of charge at the website maintained by the SEC at www.sec.gov or by contacting the information agent for the rights offering.

About HC2

HC2 Holdings, Inc. is a publicly traded (NYSE:HCHC) diversified holding company, which seeks opportunities to acquire and grow businesses that can generate long-term sustainable free cash flow and attractive returns in order to maximize value for all stakeholders. HC2 has a diverse array of operating subsidiaries across multiple reportable segments, including Infrastructure, Clean Energy, Life Sciences, Spectrum, Insurance and Other. HC2’s largest operating subsidiary is DBM Global Inc., a family of companies providing fully integrated structural and steel construction services. Founded in 1994, HC2 is headquartered in New York, New York.

Cautionary Statement Regarding Forward-Looking Statements

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements, including, among others, statements regarding the Rights Offering, including, among others, expected timing, the use of proceeds from the Rights Offering, the size of the Rights Offering and other terms of the Rights Offering, all of which involve risks, assumptions and uncertainties, many of which are outside of the Company's control, and are subject to change. The consummation of the Rights Offering is also subject to certain conditions, including stockholder approval of the Authorized Shares Proposal and market conditions. Accordingly, no assurance can be given that the Rights Offering will be consummated on the terms described above or at all. All forward-looking statements speak only as of the date made, and unless legally required, HC2 undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Investor Relations

ir@hc2.com

(212) 235-2691